As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-163920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PULASKI FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

MISSOURI	43-1816913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary W. Douglass

President and Chief Executive Officer

Pulaski Financial Corp.

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

(Name, address and telephone number, including area code, of Agent for Service)

Copies to:

Aaron M. Kaslow, Esq.

Erich M. Hellmold, Esq.

Kilpatrick Townsend & Stockton LLP

Suite 900, 607 14th Street, NW

Washington, DC 20005

(202) 204-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On December 22, 2009, Pulaski Financial Corp. (the “Company”), filed a shelf registration statement on Form S-3 (Registration No. 333-163920) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement registered the offer and sale from time to time the Company’s debt securities, common stock, preferred stock, warrants, depositary shares and units in an amount not to exceed $40,000,000 (the “Registered Securities”).

The Company is filing this Post-Effective Amendment to Registration Statement to withdraw and remove from registration the unissued and unsold Registered Securities, issuable by the Company pursuant to the Registration Statement.

Pursuant to an Agreement and Plan of Merger dated as of December 3, 2015, by and between First Busey Corporation and Pulaski Financial Corp., the Company is being merged with and into First Busey Corporation, effective as of April 30, 2016 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive 0.79 shares of First Busey Corporation common stock, par value $.01 per share.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of post-effective amendment any of the Registered Securities that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration the Registered Securities registered but not sold or issued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pulaski Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, Missouri, on this 29th day of April, 2016.

PULASKI FINANCIAL CORP.

By:	/s/ Gary W. Douglass
Gary W. Douglass
President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gary W. Douglass Gary W. Douglass	President and Chief Executive Officer (principal executive officer)	April 29, 2016

/s/ Paul J. Milano Paul J. Milano	Chief Financial Officer (principal financial and accounting officer)	April 29, 2016

* Stanley J. Bradshaw	Chairman of the Board	April 29, 2016

* William M. Corrigan, Jr.	Director	April 29, 2016

* Michael R. Hogan	Director	April 29, 2016

* Timothy K. Reeves	Director	April 29, 2016

* Sharon A. Tucker	Director	April 29, 2016

* Pursuant to the Powers of Attorney filed with the initial Form S-3 filed with the Securities and Exchange Commission on December 22, 2009.

/s/ Gary W. Douglass
President and Chief Executive Officer

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